Exhibit 99.1

The Knot Reports Strong Revenue and Net Income Gains for the Second Quarter and First Half of 2005; Revenue Growth of 25% in Second Quarter Includes 45% Online Advertising Gain

    NEW YORK--(BUSINESS WIRE)--Aug. 11, 2005--

                Reminder: Conference Call Today at 2:30
                   Dial-In 800-638-7172 (ID#7896103)

    The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a life stage media company offering the premier wedding resource, today reported financial results for its second quarter and six months ended June 30, 2005.

    Second Quarter 2005 Results

    For the second quarter ended June 30, 2005, The Knot reported net revenues of $13.6 million, up 25% from net revenues of $10.9 million for the second quarter of 2004. The major contributor to the higher revenues was an increase in local and national online advertising, which rose 45% over the prior year. Publishing and other revenues rose over the prior year's quarter by 28%, and merchandise revenue also showed a gain.
    "Local online advertising remains a very strong component of our growth, up 56% over the prior year, as we continue to expand our penetration into the local markets" said David Liu, CEO of the Knot. "Our national online advertisers are increasing their average spend with us and we are clearly benefiting from the combination of the power of our brand and the growth in online advertising in general.
    The Knot reported net income for the second quarter of 2005 of $1.3 million or $0.06 per basic and $0.05 per diluted share as compared to $182,000, or $0.01 per basic and diluted share in 2004. Total operating expenses in the second quarter included approximately $1.6 million in professional fees related to the Company's current litigation with WeddingChannel.com, Inc. During the second quarter of 2004, these legal fees amounted to $625,000.
    "Revenue from retail sales of wedding supplies has improved," Mr. Liu continued, "and we are realizing savings from operating efficiencies established at our distribution center in the past twelve months. We were also pleased with the growth in our local publishing programs in the second quarter."
    Last year in the third quarter, the Knot launched TheNest.com, which extends the relationship with its members through the initial years of marriage. "We draw our audience by directing registered couples on TheKnot.com to TheNest.com when they return from their honeymoon," Mr. Liu said. "We are encouraged to see the steady growth in TheNest.com online community over the first half of 2005." According to recent industry statistics from Hitwise, in the month of July, TheNest.com ranked 24th in visits for women's interest sites.

    Results for the Six Months Ended June 30, 2005

    For the six months ended June 30, 2005, The Knot reported net revenues of $25.5 million and net income of $1.7 million or $0.08 per basic and $0.07 per diluted share compared to net revenues of $20.7 million and net income of $85,000 or $0.00 per basic and diluted share in 2004.

    Recent Highlights

    In June, The Knot relaunched its recently acquired referral-based online dating websites, GreatBoyfriends.com and GreatGirlfriends.com. The new sites feature the brand's trademark social-networking approach to online dating, a smart design, simple navigation, enhanced profiles and dating editorial from ELLE magazine relationship guru (and site cofounder) E. Jean Carroll. The sites extend The Knot's lifestage media brands and services to a wider audience on the Web.
    Also, in June, The Knot announced the appointment to its Board of Directors of Lisa Gersh Hall, President and Chief Operating Officer of The Oxygen Network and Matthew Strauss, Vice President of Content and Development at Comcast. Their experience in media and the development of new media services will be a significant resource to The Knot as it continues to expand its existing business and launch new services for its members.
    In May, The Knot teamed with Sony Classical to produce a compilation of ceremony music featuring twenty-nine tracks handpicked by The Knot's Editor in Chief Carley Roney including preludes, processionals, interludes and recessionals from the world's most renowned classical musicians. A one-stop ceremony music solution, the CD is sold exclusively at Target stores and online at TheKnot.com and was promoted through a radio media tour that generated over 655 airings and reached over 32 million listeners.
    Also, in May, to leverage the height of the June wedding season, The Knot executed a multi-platform public relations campaign surrounding wedding gift shopping trends and etiquette. Over 15,000 brides and newly married couples participated in a wedding gift poll on TheKnot.com. Carley Roney revealed survey findings and showcased her top gift picks in a 20-city satellite media tour, a 20-city radio media tour, and interviews with the nation's top press outlets, generating over 41 million audience impressions.

    AUGUST 11 CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Thursday, August 11, 2005, to discuss its second quarter 2005 financial results. Participants should dial in 800-638-7172 (# 7896103) at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations.
    To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference #
7896103.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Knot also offers a diverse collection of print publications including national and regional editions of "The Knot Weddings" magazine, a book trilogy with Broadway Books, and a gift book series with Chronicle Books. The Company also produces a TV series on The Oxygen Network, a video-on-demand (VOD) service for Comcast Cable and has content distribution partnerships with America Online, MSN and Comcast.
    The Knot, Inc. has recently launched several brands targeted before and beyond the wedding day, including teen-oriented PromSpot.com and newlywed site TheNest.com, as well as the recently acquired online personals site, GreatBoyfriends.com. The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K/A and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.




                             The Knot Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                               June 30,  December 31,
                                                2005         2004
                                             ------------------------
                                             (Unaudited)   (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                  $   15,655  $     3,488
   Short-term investments                         10,000       19,550
   Accounts receivable, net                        3,461        3,152
   Inventories                                     1,487        1,411
   Deferred production and marketing costs           355          269
   Other current assets                              629          726
                                              -----------------------
 Total current assets                             31,587       28,596

 Property and equipment, net                       3,168        2,468

 Intangible assets, net                            9,171        8,634
 Other assets                                        290          296
                                              -----------------------
 Total assets                                 $   44,216  $    39,994
                                              =======================

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses      $    4,897  $     4,181
   Deferred revenue                                6,746        5,910
   Current portion of long-term debt                  43           43
                                              -----------------------
 Total current liabilities                        11,686       10,134
 Long term debt                                      153          153
 Other liabilities                                   497          505
                                              -----------------------
 Total liabilities                                12,336       10,792

 Stockholders' equity:
   Common stock                                      227          223
   Additional paid-in-capital                     76,079       75,154
   Accumulated deficit                           (44,426)     (46,175)
                                              -----------------------
 Total stockholders' equity                       31,880       29,202
                                              -----------------------
 Total liabilities and stockholders' equity   $   44,216  $    39,994
                                              =======================

                             The Knot Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                         Three months ended       Six months ended
                              June 30,                June 30,
                      -----------------------------------------------
                          2005        2004       2005        2004
                      -----------------------------------------------
                      (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Net revenues:
Sponsorship and online
 advertising          $     6,054 $     4,174 $   11,829  $     8,135
Merchandise                 4,067       4,013      7,453        7,233
Publishing and other        3,445       2,696      6,217        5,293
                      -----------------------------------------------
Total net revenues         13,566      10,883     25,499       20,661

Cost of revenues            2,875       3,119      5,787        5,928
                      -----------------------------------------------

Gross profit               10,691       7,764     19,712       14,733

Operating expenses:
Product and content
 development                1,774       1,264      3,454        2,460
Sales and marketing         3,530       3,603      7,157        7,051
General and
 administrative             3,856       2,526      6,974        4,793
Depreciation and
 amortization                 280         201        561          398
                      -----------------------------------------------
Total operating
 expenses                   9,440       7,594     18,146       14,702

Income from operations      1,251         170      1,566           31

Interest and other
 income, net                  167          57        297          111
                      -----------------------------------------------

Income before income
 taxes                      1,418         227      1,863          142
                      ===============================================
Provision for income
 taxes                         78          45        114           57

Net income            $     1,340 $       182 $    1,749  $        85
                      ===============================================

Basic earnings per
 share                $      0.06 $      0.01 $     0.08  $      0.00
                      ===============================================
Diluted earnings per
 share                $      0.05 $      0.01 $     0.07  $      0.00
                      ===============================================

Weighted average
 number of common
 shares outstanding
  Basic                22,654,055  22,020,775 22,532,971   21,924,910
                      ===============================================
  Diluted              24,717,359  23,547,450 24,507,398   23,655,992
                      ===============================================



    CONTACT: VMW Corporate & Investor Relations:
             Vicki Weiner or Sylvia Dresner, 212-616-6161 info@vmwcom.com